As filed with the Securities and Exchange Commission on November 28, 2022

1933 Act File No. 333-256560

1940 Act File No. 811-23700

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933 ☒

PRE-EFFECTIVE AMENDMENT NO.

POST-EFFECTIVE AMENDMENT NO. 3

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940 ⌧

AMENDMENT NO. 6

BARINGS ACCESS PINE POINT
FUND

(Exact Name of Registrant as Specified in Charter)

300 South Tryon Street, Suite 2500

Charlotte, NC 28202

(Address of Principal Executive Offices)

(704) 805-7200

(Registrant’s Telephone Number)

Ashlee Steinnerd

Secretary

Barings Access Pine Point Fund

300 South Tryon Street, Suite 2500

Charlotte, NC 28202

(Name and Address of Agent for Service)

Copies to:

Gregory C. Davis
Ropes & Gray LLP
Three Embarcadero Center
San Francisco, California 94111-4006

Approximate Date of Commencement of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.

☐	Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.

☒	Check box if any securities being registered in this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan.

☐	Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto.

☐	Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

☐	Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act.

Is it proposed that this filing will become effective (check appropriate box):

☐	when declared effective pursuant to Section 8(c) of the Securities Act

The following boxes should only be included and completed if the registrant is making this filing in accordance with Rule 486 under the Securities Act.

☐	immediately upon filing pursuant to paragraph (b)

☒	on December 16, 2022 pursuant to paragraph (b)

☐	60 days after filing pursuant to paragraph (a)

☐	on (date) pursuant to paragraph (a)

If appropriate, check the following box:

☒	This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

☐	This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: _____.

☐	This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: _____.

☐	This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: _____.

Check each box that appropriately characterizes the Registrant:

☒	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”)).

☐	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

☐	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

☐	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

☐	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).

☐	Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934 (“Exchange Act”).

☐	If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of Securities Act.

☒	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

Explanatory Note:

This Post-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-2 (the “Registration Statement”) is being filed pursuant to paragraph (b)(1)(iii) of Rule 486 under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of delaying, until December 16, 2022, the effectiveness of Post-Effective Amendment No. 2 to the Registration Statement which was filed pursuant to Rule 486(a) under the Securities Act on September 30, 2022 (the “Amendment”).

Part A. INFORMATION REQUIRED IN A PROSPECTUS

Part A is incorporated by reference to Part A of the Amendment.

Part B. INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION

Part B is incorporated by reference to Part B of the Amendment.

Part C. OTHER INFORMATION

Part C is incorporated by reference to Part C of the Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended, the Registrant certifies that it meets all requirements for the effectiveness of this Post-Effective Amendment to the Registration Statement pursuant to Rule 486(b)(1)(iii) under the 1933 Act, as amended, and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Charlotte, North Carolina on the 28th day of November, 2022.

BARINGS ACCESS PINE POINT FUND

By:	/s/ Mina Nazemi
Name:	Mina Nazemi
Title:	President

Pursuant to the requirements of the 1933 Act, as amended, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Mina Nazemi	President	November 28, 2022
Mina Nazemi	(Principal Executive Officer)

/s/ James Cochrane	Chief Financial Officer	November 28, 2022
James Cochrane	(Principal Executive Officer)

*	Chairperson and Trustee	November 28, 2022
Thomas W. Okel

*	Trustee	November 28, 2022
Mark F. Mulhern

*	Trustee	November 28, 2022
Jill Olmstead

*	Trustee and Chief Legal Officer	November 28, 2022
Jill Dinerman

*By:	/s/ Ashlee Steinnerd
Ashlee Steinnerd
Attorney-in-Fact